Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference in Registration Statements Nos. 333-153154, 333-114496, 333-121039, 333-128547 and 333-176593 on Form S-3, and Nos. 333-105974, 333-116014, 333-122716 and 333-176916 on Form S-8 of Gasco Energy, Inc. (the “Company”) of all references to Netherland, Sewell & Associates, Inc., independent petroleum engineers, and the reports prepared by such independent petroleum engineers appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, to be filed with the U.S. Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
March 6, 2013